Exhibit 99.1

P. O. BOX 717	PITTSBURGH, PA	15230-0717	(412) 787-6700

--NEWS RELEASE --

CALGON CARBON ANNOUNCES REDESIGN OF SALARIED
RETIREMENT PROGRAM

PITTSBURGH, PA -- September 20, 2006 – Calgon Carbon Corporation (NYSE:CCC) announced today that at a September 19, 2006 meeting, its board of directors approved the redesign of the company’s U.S. salaried pension plans.  Effective December 31, 2006, the company will freeze its defined benefit pension plans for salaried employees and will replace those plans with an enhanced 401(k) program going forward.  The company had previously closed those pension plans to employees hired after July 1, 2005.

As a result of these actions, the company will record curtailment expense of approximately $0.3 million in the third quarter of 2006, but beginning in 2007 expects a reduction of approximately $1.0 million in its retirement-related expense on an annual basis, net of increased contributions to the company’s defined contribution plan.

Commenting on the announcement, John Stanik, Calgon Carbon’s president and chief executive officer said, “The redesign of our retirement program reflects the movement of U.S. companies away from defined benefit pension plans, as the costs and complexities of providing them have increased, culminating with the Pension Protection Act which was enacted last month.  Our new enhanced 401(k) plan should improve our competitive position in the marketplace and, at the same time, will align our pension program with the national trend.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

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Contact:  Gail Gerono, vice president, investor relations, 412 787-6795.